UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                            FORM 12b-25

                    NOTIFICATION OF LATE FILING

                         SEC FILE NUMBER
                              0-27994

                          CUSIP NUMBER
                           744654104

(Check One):    [X] Form 10-K and Form 10-KSB [ ] Form 20-F
[ ] Form 11-K [ ] Form  10-Q and Form 10-QSB [ ]Form N-SAR

                For Period Ended: December 31, 1997

                ( ) Transition Report on Form 10-K
                ( ) Transition Report on Form 20-F
                ( ) Transition Report on Form 11-K
                ( ) Transition Report on Form 10-Q
                ( ) Transition Report on Form N-SAR
                For the Transition Period Ended: December 31, 1997

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Read Instructions (on back page) Before Preparing Form. Please
Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification  relates to a portion of the filing checked above,  identify the item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION
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Full Name of Registrant

The Publishing Company of North America, Inc.
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Former Name if Applicable

Not Applicable
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Address of Principal Executive Office (Street and Number)

186 P.C.N.A. Parkway
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City, State, and Zip Code

Lake Helen, FL  32744
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Part II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

XX   (b)          The subject annual report,  semi-annual report,
                  transition report on Form 10-K, Form 20-F, 11-K, Form
                  N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 10-Q and 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

There are two primary reasons. The Registrant's Board of Directors have not yet been able to be provided for their review a draft of the Form 10-KSB with the audited financial statements. Secondly, the Registrant plans to have a meeting of its Board of Directors on April 2, 1998 at which time significant decisions may be made which will have disclosure consequences.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

     James M. Koller, CFO           (904) 228-1000, Extension 337

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by he earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                   The Publishing Company of North America, Inc. (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 30, 1998              By: /s/ James M. Koller
                                       Chief Financial Officer
                                       (Principal Financial and
                                        Accounting Officer)

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duty authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of he registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                          ATTENTION

Intentional misstatements or omissions of fact constitute Federal
Criminal Violations.  (See 18 U.S.C. 1001)